VIACOM AGREES TO ACQUIRE ALL OUTSTANDING SHARES OF INFINITY
                Companies Enter Into Definitive Merger Agreement

New York, NY, October 31, 2000 - Viacom Inc. (NYSE: VIA, VIA.B) and Infinity Broadcasting Corporation (NYSE: INF) announced today that they have entered into a definitive merger agreement under which Viacom will acquire all the issued and outstanding shares of Infinity Common Stock that it does not currently own for
0.592 of a share of Viacom Class B Common Stock per share of Infinity Class A Common Stock. The merger is expected to be completed in the first quarter of 2001.

The exchange ratio represents an increase from Viacom's previously disclosed offer of 0.564 of a share of Viacom Class B Common Stock per share of Infinity Class A Common Stock. Viacom currently holds 100% of the Infinity Class B Common Stock, which represents approximately 64.3% of the total outstanding shares of the Infinity Class A and Class B Common Stock and approximately 90% of the combined voting power of the Infinity Class A and Class B Common Stock. Viacom does not currently hold any of the Infinity Class A Common Stock.

The Infinity Board of Directors approved the merger agreement after receiving the unanimous recommendation of a special committee of independent directors, which was advised by separate legal and financial advisors. The special committee has received the opinions of its financial advisors that, as of the date of the merger agreement, the exchange ratio is fair to the stockholders of Infinity, excluding Viacom and its affiliates, from a financial point of view. The transaction was also unanimously approved by the Board of Directors of Viacom.


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"This transaction is a win-win for the stockholders and employees of both of these extraordinary organizations," said Sumner M. Redstone, Chairman and CEO of Viacom. "We are extremely pleased that we were able to agree on an exchange ratio that is fair to both Infinity and Viacom stockholders, who will reap the rewards of this union for many years to come."

"There could be no better time to fully integrate Infinity with Viacom's tremendous portfolio of assets," said Mel Karmazin, President and Chief Operating Officer of Viacom. "This transaction not only enhances Viacom's powerful and diverse operations, but creates a company that is financially even stronger and even better positioned to deliver superior returns to stockholders. Infinity is performing at record levels and continues to generate a tremendous amount of free cash flow that will now fully benefit Viacom, increasing the Company's opportunity to make cash flow accretive acquisitions and to repurchase its stock."

Mr. Karmazin added, "I'd like to thank the members of the Infinity board's special committee, Jeff Sherman and Bruce Gordon, for their careful evaluation and negotiation of Viacom's offer, as well as their significant contributions as Infinity board members."

Investors are urged to read the relevant documents that will be filed with the Securities and Exchange Commission by Viacom and Infinity in connection with the merger because they will contain important information, including the identities of the participants in any solicitation of proxies or consents from Infinity stockholders and a description of such participants' interests in any such solicitation. You will be able to obtain a free copy of the documents filed with the Commission by Viacom and Infinity at the Commission's website http://www.sec.gov. Viacom and Infinity investors will also be able to obtain a free copy of the relevant documents by contacting Investor Relations at Viacom at: 800-516-4399, 1515 Broadway, New York, NY 10036 or www.viacom.com.


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Infinity Broadcasting Corporation is one of the largest radio broadcasters in the United States, where it owns and operates 187 radio stations. Infinity is the largest outdoor advertising company in North America, with operations in the United States, Canada and Mexico. Infinity also owns outdoor advertising properties in Europe, with operations in the United Kingdom, the Netherlands, France, Italy and Ireland. Infinity also manages and holds an equity position in Westwood One, Inc. (NYSE: WON).

Viacom is the No. 1 platform in the world for advertisers, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion and distribution of entertainment, news, sports and music. Viacom's well known brands include CBS, MTV, Nickelodeon, VH1, Paramount Pictures, Infinity Broadcasting, UPN, TNN, CMT, Showtime, Blockbuster and Simon & Schuster. More information about Viacom is available at www.viacom.com.

Cautionary Statement Concerning Forward-looking Statements
----------------------------------------------------------
This document contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect Viacom's and Infinity's current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Viacom and Infinity to be different from any future results, performance and achievements expressed or implied by these statements. The following important factors, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements: changes in advertising market conditions; changes in the public acceptance of Viacom's and Infinity's programming; changes in technology and its effect on competition in Viacom's and Infinity's markets; changes in the Federal Communications Laws and Regulations; failure of the transaction described to be completed for any reason; and other economic, business, competitive and/or regulatory factors affecting Viacom's and Infinity's businesses generally. The forward-looking statements included in this document are made only as of the date of this document and under section 27A of the Securities Act and section 21E of the Exchange Act; we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
--------
Viacom      Carl Folta                  Susan Duffy
            212-258-6352                212-258-6347

Infinity    Dana McClintock
            212-975-1077